Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-78053) pertaining to the Orbit/FR, Inc. stock option plan of our report dated April 13, 2009, with respect to the consolidated financial statements and schedule of Orbit/FR, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Cornick, Garber & Sandler, LLP
April 13, 2009
New York, NY